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Pricing Supplement dated March 24, 2005 	                Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                   File No. 333-113680
Prospectus Supplement dated April 2, 2004)


	                 TOYOTA MOTOR CREDIT CORPORATION

	                  Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $30,000,000		    Trade Date: March 24, 2005
Issue Price: 100%			    Original Issue Date: March 31, 2005
Interest Rate: 6.05% per annum		    Net Proceeds to Issuer:  $30,000,000
Interest Payment Dates: Each April 	    Principal's Discount or
  3 and October 3, commencing 			Commission:  0.0%
  October 3, 2005
Stated Maturity Date: April 3, 2035

________________________________________________________________________________


Day Count Convention:
   [X]  30/360 for the period from March 31, 2005 to April 3, 2035
   [ ]  Actual/365 for the period from   	        to
   [ ]  Other (see attached)                       to

Redemption:
   [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  April 3, 2006.  See "Additional Terms of the
           Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: Not Applicable

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                    ___________________________

                         Morgan Stanley & Co. Incorporated

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	                  ADDITIONAL TERMS OF THE NOTES

Denomination

	Each Note will be issued in a minimum denomination of $50,000 and in $1,000 increments thereafter.

Redemption

	The Notes are subject to redemption by TMCC, in whole but not in part, on the Initial Redemption Date stated above and on each Interest Payment Date thereafter subject to not less than 30 nor more than 60 days' prior notice.

Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated ("Morgan Stanley") (the "Agreement"), Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Morgan Stanley may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

	Under the terms and conditions of the Agreement, Morgan Stanley is committed to take and pay for all of the Notes offered hereby if any are taken.